Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 17, 2025, relating to the consolidated financial statements of Kingsway Financial Services Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Plante & Moran, PLLC

Chicago, Illinois

August 26, 2025